SCHEDULE 14A
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                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


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    14a-6(e)(2).
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                                   Nettaxi.com
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                (Name of Registrant as Specified in its Charter)

                        SEEDLING TECHNOLOGIES CORPORATION
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   (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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                                    Filed by
                        SEEDLING TECHNOLOGIES CORPORATION
         Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

                        Subject Company: Nettaxi.com Inc.

                          Commission File No. 000-26109

Although the following press release and related document is being filed asother soliciting material pursuant to Rule 14a-12, this filing does notconstitute an admission by the filing person that these materials constitute asolicitation of proxies.

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

FOR IMMEDIATE RELEASE

Contact:
Mr. Douglas B. Spink
Seedling Technologies Corporation
519 SW Third Avenue, Suite 805
Portland, OR 97204
Phone: (800) 893-8894
Facsimile: (800) 893-8895
Email:  doug@seedling.net
----------------------------

Seedling Proposes Independent Nettaxi.com Board of Directors, First Acquisition Candidate

Portland, OR/Internetwire/Sept. 14, 2001 Seedling Technologies (OTCBB: SEED) today released its proposed slate of director nominees for Nettaxi.com, Inc. (OTCBB: NTXY) and additionally announced that it has selected an acquisition candidate for the company upon election of a new board of directors. This new board slate - composed of five directors - intends when elected to move the company into the network security industry via targeted acquisitions of complimentary, niche technologies.

Seedling Chairman and CEO Douglas B. Spink stated: "This board slate is composed of five individuals of impeccable business acumen, moral character, and proven entrepreneurial excellence. In addition to Paul Peterson and I from Seedling, three additional independent nominees add their considerable talents to our proposed team. This is a world-class board, and one we believe is worthy of election by Nettaxi.com's shareholders."

Seedling's nominees for the Nettaxi board are:

James N. Cutler, Jr.:  President and CEO - The Cutler Corporation

Mr. Cutler is a highly respected west coast-based private investor in technology and industrial projects. Mr. Cutler has founded and/or been a lead investor in many successful technology-based enterprises, including USWeb, e*Cycled.com, Fibres International, Inc., and Wirex.

In addition to technology-based companies Mr. Cutler has founded and run a number of old economy businesses, including: Waste Connections (WCNX), Rol-Away Truck Mfg. Co., Laurence-David, Inc., R & K Industrial Products, and Jen-Cel-Lite Corp.

Mr. Cutler holds a bachelor's degree from the University of Puget Sound in Tacoma, Washington and has also been a director of Hollywood Video (HLWY), a NASDAQ-traded video rental company with over 1,800 stores, for nine years. Mr. Cutler also provides support and guidance to a number of non-profit organizations.

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

Pankaj Gupta:  Co-Founder, President, and CEO - Acteva

With more than 15 years of executive management experience behind him, Pankaj Gupta brings a wealth of knowledge to the high-tech business community. He has a track record of successfully acquiring, merging, and turning around businesses, with an eye to re-casting corporate strategy and building talent-rich management teams to successfully execute a corporate vision.

Mr. Gupta currently serves as President and CEO of Acteva.com, the market leader in online corporate event management and registration. As founder of zDegree, Acteva.com's parent organization, he spearheaded the development of zDegree's proprietary on-line marketing technology. Following the acquisition, Mr. Gupta designed the implementation strategy for Acteva's new corporate event management platform.

In the years prior to zDegree/Acteva, Mr. Gupta either worked for or founded a number of cutting-edge technology companies throughout Silicon Valley, managing development teams and leading sales organizations - including Hotmail prior to its sale to MSN.

Mr. Gupta holds degrees in Electronic Systems Engineering and Industrial Systems Engineering, as well as a B.S. in Biological Sciences. His proven track record and sharp business acumen make him a sought-after advisor and mentor to companies seeking long-term success.

Carl Page: CEO - Page Technology Partners

With four years executive experience in carrier-class internet service deployment and operations at eGroups.com (where he was a co-founder), Carl Page is a highly sought after advisor to companies in efficient viral and internet marketing. EGroups' growth to 14 million users before its acquisition by Yahoo! demonstrated the power of carefully-designed viral marketing technology, as well as the care the founders took to build a scalable company stable enough to be acquired at a high valuation.

Mr. Page holds an MS degree in Computer Science and Engineering from the University of Michigan. After college, Mr. Page got involved in large scale C++ development while working as a software engineer at Mentor Graphics as they broke new ground in building highly complex electronic design software suites with object-oriented tools. At Microsoft, Carl learned best practices from the PC Software industry, on Microsoft Team Manager within the Microsoft Project team.

Carl currently provides guidance and support to several emerging companies and non-profit organizations.

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

Paul R. Peterson: President - Seedling Technologies

Mr. Peterson is a specialist in corporate finance, credit and asset management, investor relations and business development. He has served his clients, employers and shareholders well in such challenging positions as Vice President of Discover Mortgage Bank, where he managed cross-collateral lending on securities and real estate, President of Investors Network Corporation, a Honolulu-based venture capital firm, Vice President, Corporate Finance of Wall St. Financial, a publicly-traded investor and holding company, Financial Consultant for Merrill Lynch in Honolulu, where he also directed Merrill Lynch Credit Corp. operations and Merrill Lynch International Bank in Osaka, Japan where he served institutional clients in asset and credit management.

Mr. Peterson holds a Masters' degree in International Business Management from Kansai University of Foreign Studies in Osaka, Japan, and undergraduate degrees from the University of Minnesota and St. Thomas College in Foreign Languages, Linguistics, and International Business & Economics.

Douglas B. Spink: Founder, Chairman, and CEO - Seedling Technologies

Mr. Spink is a specialist in early-stage investments in technology companies and complex corporate turnarounds in public-company environments. He founded Strategicus Partners, Inc., a technology consultancy that was acquired by Stonepath Group (AMEX: STG) in mid-1999 Mr. Spink served as a board member of STG and after leaving Stonepath, Mr. Spink led a shareholder group which successfully compelled Stonepath's Board to change their money-losing business model.

Mr. Spink has invested in, co-founded, or served as an advisor to more than a dozen successful technology companies, including webmodal.com (cofounder, former Board member), assetexchange.com (advisor, investor), and metacat.com (founder, investor, and Board member). Prior to Strategicus, Mr. Spink founded and served as CEO of Athletica Endurance and Timberline Direct, a sports nutritional and direct marketing company, respectively. He sold both of these companies to a large Northwest retailer in 1998.

Mr. Spink earned his MBA in marketing from the University of Chicago, and his B.A. in cultural anthropology from Reed College, and is currently studying for his Ph.D. in Systems Science at Portland State University. Mr. Spink was formerly a consultant with the Boston Consulting Group and a database marketing analyst at Leo Burnett & Co., where he consulted with Fortune l00 companies.

A Letter of Intent for a stock merger has also been signed with Solagent, Inc. Solagent, a private Oregon Corporation, has developed and brought to market a sorely-needed software system that protects data on laptop computers and other remote computing devices. The Solagent Secure system has been hailed by leading technology analyst Walter Mossberg of the Wall Street Journal as "one of the cleverer and more useful Web-based services I've encountered." Solagent is the first company to provide an effective and cost efficient data security solution for an increasingly mobile world with their proprietary Remote Data Protection

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

(RDP) technology. Founded in 1996, Solagent has offices in Portland, OR and London. More information on Solagent can be found at www.solagent.com.

Seedling's board slate for Nettaxi.com intends to complete a final acquisition of Solagent upon election of the new board of directors and subject to due diligence and a fairness opinion on valuation to be commissioned by an independent investment bank. Solagent's operating assets will then form the core of the new company, and will be used as a platform on which additional acquisitions can be undertaken to expand Solagent's market position.

Nettaxi.com, which has not held annual shareholders' meetings for three years as a public company, is currently headed by Robert Rositano, jr. In fiscal year 2000, Rositano increased his base salary to $214,983 per year (plus a bonus of $150,000) despite seeing the price of Nettaxi's common stock drop 64.1% during the same period, and 90% from its all time high of $29.50 in April of 1999 to the end of fiscal year 2000. As of close of business on September 10, 2001, Nettaxi's common stock has lost 99.6% of its value since April of 1999. Rositano has consistently rebuffed Seedling's efforts to install a new board at Nettaxi.

Currently, Rositano, his brother Dean Rositano (who receives the same compensation package as his brother), and Andrew Garroni alone comprise the Nettaxi board of directors. Collectively, this incumbent board owns less than 10% of Nettaxi and in over three years has never permitted its shareholders to elect or ratify representatives on the board of directors. Additionally, the company has not named independent audit or compensation committees of three independent board members each, as the SEC strongly encourages.

On August 22, 2001, Seedling won an injunction in Nevada state court which required Nettaxi to turn over a copy of the company's shareholder list to Seedling. With this list, Seedling is presenting a new board slate to Nettaxi.com's shareholders. A preliminary proxy statement is being filed with the SEC imminently.

Adds Spink: "Unlike the Rositanos and their history of failed transactions, this new team knows how to complete transactions that benefit all parties involved. We look forward to the Solagent/Nettaxi merger, and to working with Solagent's top-notch executive management team and the new Nettaxi.com board of directors in building a world-class network security powerhouse."

Concluded Paul Peterson, Seedling's President: "It is time for the owners of Nettaxi to exercise their rights and put in place a team of qualified, competent representatives to work for them. For years the Rositanos' decisions have benefited only a chosen few, at tremendous expense to the people who entrusted them to fairly represent their interests. We encourage all Nettaxi shareholders to participate in this simple, fair, and democratic process for their own benefit."

Shareholders in Nettaxi or other interested parties can contact Seedling at the address and phone number below. Seedling appreciates communication with all Nettaxi shareholders, regardless of the size of their holdings. Seedling - unlike current management - listens to and respects the rights and opinions of fellow shareholders.

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

         Paul R. Peterson
         Seedling Technologies Corporation
         519 SW Third Avenue, Suite 805
         Portland, OR 97204
         Phone: 800.893.8894
         Fax: 800.893.8895
         Email: info@seedling.net
         URL: www.seedling.net

         About Seedling

Founded in 1999, Seedling specializes in identifying, managing, and growing technology-enabled companies. Seedling works closely with incumbent management to streamline operations, focus resources on high-value markets, and develop profitable go-to-market operational plans. Additionally, Seedling acts as a catalyst to revive the operations of troubled public technology companies, both in friendly transactions and in hostile tender, proxy, and consent solicitation scenarios.

Revenue is derived both from fees for professional services and from the growth in value of equity earned in turnaround and takeover targets. Seedling's principals have hands-on experience helping more than 20 successful technology companies from founding through to sale or other exit opportunities, and the company maintains a full-time staff of 8 professionals in technology and turnaround management at its corporate headquarters in Portland, Oregon.

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risk and uncertainties, including but not limited to economic, competitive, governmental, political and technological factors affecting the company's revenues, operations, markets, products and prices and other factors discussed in the company's various filings with the Securities Exchange Commission.

This press release does not constitute a request for a proxy. You will receive a definitive proxy statement the same time as a proxy is requested from you. You should carefully read the proxy statement when it is available, because it contains important information. You may obtain a copy of the proxy statement free, when available from the SEC website at www.sec.gov.

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